Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our reports dated October 31, 2016 and March 14, 2017, relating to the financial statements of Smoke Free Technologies, Inc. dba Vapor Beast, which reports appear in the Current Reports on Form 8-K/A of Turning Point Brands, Inc. filed with the Securities and Exchange Commission on January 20, 2017 and March 16, 2017, respectively, and are incorporated by reference in the Registration Statement on Form S-3 and related Prospectus of Turning Point Brands, Inc.

/s/ Moss Adams LLP

San Diego, California

June 30, 2017